CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 333-134206 on Form S-3; and in Registration Statement No. 333-46161 on Form S-8 of our report dated February 27, 2008, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 158), relating to the financial statements and financial statement schedule of Arizona Public Service Company, and the effectiveness of Arizona Public Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Arizona Public Service Company for the year ended December 31, 2007.
Phoenix, Arizona
February 27, 2008
/s/ Deloitte & Touche LLP
Deloitte & Touche LLP